Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 1”) is entered into as of February 13, 2015, by and among Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), Hogan Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Horizon Lines, Inc., a Delaware corporation (the “Company”) and amends that certain Agreement and Plan of Merger, dated as of November 11, 2014 (the “Merger Agreement”), by and among Parent, Merger Sub and the Company. Defined terms used herein but not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

WHEREAS, the Company, its directors, Parent, and Merger Sub are defendants in certain putative class action litigation challenging the proposed merger contemplated by the Merger Agreement (collectively, the “Merger Litigation”);

WHEREAS, in connection with the settlement of the Merger Litigation, Parent, Merger Sub, the Company and various other parties have entered into that certain Memorandum of Understanding, dated as of February 13, 2015 (the “Settlement MOU”)

WHEREAS, the Settlement MOU provides, among other things, that the parties hereto will amend the Merger Agreement as provided for in this Amendment No. 1.; and

WHEREAS, Section 8.3 of the Merger Agreement provides that the Merger Agreement may be amended by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; and

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements contained in this Amendment No. 1 and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1. Section 7.3(a)(ii) of the Merger Agreement is hereby amended by replacing the reference to “$17,149,600” therein with “$9,500,000”.

2. Except as herein expressly amended, the Merger Agreement is ratified and confirmed in all respects by each of the parties hereto and shall remain in full force and effect and enforceable against them in accordance with its terms. Unless the context otherwise requires, the term “Agreement” as used in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

3. This Amendment No. 1 may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

4. This Amendment No. 1 shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered as of the date first above written.

HORIZON LINES, INC.

By:	/s/ Michael Zendan
Name: Michael Zendan
Title: Secretary

HOGAN ACQUISITION INC.

By:	/s/ Joel M. Wine
Name: Joel M. Wine
Title: Senior Vice President and CFO

MATSON NAVIGATION COMPANY, INC.

By:	/s/ Joel M. Wine
Name: Joel M. Wine
Title: Senior Vice President and CFO